EXHIBIT 99.3

CISCO SYSTEMS, INC.

STOCK AWARD ASSUMPTION AGREEMENT

Dear                     :

As you know, on May 25, 2007, (the “Closing Date”) Cisco Systems, Inc. (“Cisco”) acquired WebEx Communications, Inc. (“WebEx”) (the “Acquisition”) pursuant to the Agreement and Plan of Merger by and among Cisco Systems, Inc., Wonder Acquisition Corp., and WebEx dated March 15, 2007 (the “Merger Agreement”). On the Closing Date you held one or more outstanding stock awards (stock options, stock appreciation rights and/or restricted stock units) to acquire shares of WebEx common stock granted to you under either of the WebEx 2000 Stock Incentive Plan and the Activetouch, Inc. Amended and Restated 1998 Stock Plan (collectively the “Plans”). Pursuant to the Merger Agreement, on the Closing Date, Cisco assumed all obligations of WebEx under your outstanding stock award(s). This Stock Award Assumption Agreement (the “Agreement”) evidences the terms of Cisco’s assumption of a stock award (or awards) to acquire WebEx common stock granted to you under the Plans (the “WebEx Award(s)”), and documented by a stock award agreement (or stock award agreements) and any amendment(s) entered into by and between you and WebEx (the “Award Agreement(s)”), including the necessary adjustments for assumption of the WebEx Award(s) that are required by the Acquisition. The table attached hereto as Exhibit A (and incorporated herein by reference) summarizes your WebEx Award(s) immediately before and after the Acquisition.

The post-Acquisition adjustments are based on the exchange ratio of 2.1864211738, as determined in accordance with the terms of the Merger Agreement. In the case of stock options and stock appreciation rights the adjustments are intended to: (i) assure that the total spread of your assumed WebEx Award(s) (i.e., the difference between the aggregate fair market value and the aggregate exercise price) does not exceed the total spread that existed immediately prior to the Acquisition; and (ii) to preserve, on a per share basis, the ratio of exercise price to fair market value that existed immediately prior to the Acquisition. If applicable, and to the extent allowable by law, the adjustments are also intended to retain “incentive stock option” status under U.S. tax laws. In the case of restricted stock units the adjustments from the Acquisition are intended to preserve the value inherent in the WebEx restricted stock units that existed immediately prior to the Acquisition. The number of shares of Cisco common stock subject to your assumed WebEx Award(s) was determined by multiplying the exchange ratio by the number of shares remaining subject to your WebEx Award(s) on the Closing Date and rounding the resulting product down to the next whole number of shares of Cisco common stock. If applicable, the exercise price per share of your assumed WebEx Award(s) was determined by dividing the exercise price per share of your WebEx Award(s) by the exchange ratio and rounding the resulting quotient up to the next whole cent.

Unless the context otherwise requires, any references in the Plans and the Award Agreement(s) to: (i) the “Company” or the “Corporation” means Cisco, (ii) “Stock,” “Common Stock,”

“Common Shares” or “Shares” means shares of Cisco common stock, (iii) the “Board of Directors” or the “Board” means the Board of Directors of Cisco and (iv) the “Committee” means the Compensation and Management Development Committee of the Board of Directors of Cisco. All references in the Award Agreement(s) and the Plans relating to your status as an employee of WebEx will now refer to your status as an employee of Cisco or any present or future Cisco subsidiary. All other capitalized and defined terms in the Plans and Award Agreements shall retain their definitions.

The vesting commencement date, vesting schedule and expiration date of your assumed WebEx Award(s) are as set forth in the attached Exhibit A (with the number of shares subject to each vesting installment and, if applicable, the exercise price per share adjusted to reflect the effect of the Acquisition). Vesting of your assumed WebEx Award(s) will be suspended during all leaves of absence in accordance with Cisco’s policies and, the only permissible methods to exercise your assumed WebEx Award(s) are cash, check, wire transfer, or through a cashless exercise program with a Cisco-designated broker. All other provisions which govern either the exercise or the termination of your assumed WebEx Award(s) remain the same as set forth in the Award Agreement(s), and the provisions of the Award Agreement(s) will govern and control your rights under this Agreement to purchase shares of Cisco common stock, except (i) no assumed WebEx Award(s) may be “early exercised” (i.e., an assumed WebEx stock option may be exercised for shares of Cisco common stock only to the extent the assumed WebEx stock option is vested at the time of exercise pursuant to the applicable vesting schedule) and (ii) as expressly modified by this Agreement, the Merger Agreement or otherwise in connection with the Acquisition. Upon termination of your employment with Cisco or any present or future Cisco subsidiary, you will have the limited post-termination exercise period (if any) specified in your Award Agreement(s) for your assumed WebEx Award(s) to the extent vested and outstanding at the time of termination after which time your assumed WebEx Award(s) will expire and NOT be exercisable for Cisco common stock.

To exercise your assumed WebEx Award(s), you must utilize Cisco’s designated broker, the Charles Schwab Corporation (the telephone number is                     ).

Nothing in this Agreement or the Award Agreement(s) interferes in any way with your right and your employer’s right, which rights are expressly reserved, to terminate your employment at any time for any reason. Future stock awards, if any, you may receive from Cisco will be governed by the terms of the Cisco stock award plan under which such stock awards are granted, and such terms may be different from the terms of your assumed WebEx Award(s), including, but not limited to, any post-employment exercise period.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK, SIGNATURE PAGE FOLLOWS]

Please sign and date this Agreement (including signing the page(s) attached as Exhibit A), as soon as possible, and return original signed copies of this entire Agreement and the page(s) attached as Exhibit A to                      c/o WebEx Communications, Inc. 3979 Freedom Circle; Santa Clara, CA 95054.

Until your fully executed Acknowledgment (below) is received by Cisco’s Stock Administration Department your Cisco account will not be activated and your assumed WebEx Award(s) will not be exercisable. If you have any questions regarding this Agreement or your assumed WebEx Award(s), please contact                      at                     .

CISCO SYSTEMS, INC.

By:
Mark Chandler
Corporate Secretary

ACKNOWLEDGMENT

The undersigned acknowledges receipt of the foregoing Stock Award Assumption Agreement the Award Agreement(s) and the Plans and understands and agrees that all rights and liabilities with respect to the assumed WebEx Award(s) listed on the attached Exhibit A are hereby assumed by Cisco and are as set forth in the Award Agreement(s) for such assumed WebEx Award(s), the applicable one of the Plans for particular assumed WebEx Award(s) and this Stock Award Assumption Agreement (including, without limitation, Exhibit A attached hereto) and agrees to the terms as set forth in such Stock Award Assumption Agreement. In the event of any conflict between the terms set forth in the other documentation for any of your assumed WebEx Award(s) and this Stock Award Assumption Agreement, the terms of the Stock Award Assumption Agreement shall control.

DATED: , 2007

- Awardholder

Address:

Cisco ID No.:

Please remember to sign and date this Agreement (including signing the page(s) attached as Exhibit A), as soon as possible, and return signed copies of this entire Agreement and the page(s) attached as Exhibit A to                      c/o WebEx Communications, Inc. 3979 Freedom Circle; Santa Clara, CA 95054.

ATTACHMENTS

Exhibit A – Table of Assumed Awards

Exhibit B – Form S-8 Prospectus

CISCO SYSTEMS, INC.

STOCK AWARD ASSUMPTION AGREEMENT

Exhibit A – Table of Assumed Awards

Key
Award Types: ISO = incentive stock option	NQ = non-qualified stock option	RSU = restricted stock unit	SAR = stock appreciation right
Plan: 2000 Plan = WebEx 2000 Stock Plan	1998 Plan = Activetouch, Inc. Amended and Restated 1998 Stock Plan

ASSUMED AWARD		ORIGINAL WEBEX AWARD
No. of Cisco Shares	Exercise Price per Share (if applicable)	Grant Date	Award Type	No. of WebEx Shares Prior to Close#	Exercise Price per Share (if applicable)	Original Vesting Schedule* (This schedule applied at grant and does not reflect the effect of later actions (if any) such as issuances or vesting changes)	Vesting Start Date

ACKNOWLEDGMENT

The undersigned acknowledges receipt of the Stock Award Assumption Agreement to which these pages are attached as Exhibit A and understands and agrees that all rights and liabilities with respect to the assumed WebEx Award(s) listed above are hereby assumed by Cisco and are as set forth in the Award Agreement(s) for such assumed WebEx Award(s), the applicable one of the Plans for particular assumed WebEx Award(s) and the Stock Award Assumption Agreement and agrees to the terms as set forth in such Stock Award Assumption Agreement. In the event of any conflict between the terms set forth in the other documentation for any of your assumed WebEx Award(s) and the Stock Award Assumption Agreement (including, without limitation, this Exhibit A), the terms of the Stock Award Assumption Agreement shall control.

DATED: , 2007
– Awardholder

#	The number reflects the original grant less any shares exercised, released or cancelled.
*	The number of shares in a given vesting installment may vary (for example, due to the $100,000 limit to which ISOs are subject).

CISCO SYSTEMS, INC.

STOCK AWARD ASSUMPTION AGREEMENT

Exhibit B – Form S-8 Prospectus